Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into as of this September 18, 2023 (the “Effective Date”), by and between bioAffinity Technologies, Inc., a Delaware corporation (“Company”) and Roby Joyce, M.D. (“Executive”).

WHEREAS, the Company desires to employ Executive on the terms and conditions set forth herein; and

WHEREAS, Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth in this Agreement, the parties hereto agree as follows:

1. EMPLOYMENT.

The Company shall employ Executive, and Executive shall be employed by the Company upon the terms and subject to the conditions set forth in this Agreement.

2. TERM OF EMPLOYMENT.

The period of Executive’s employment under this Agreement shall begin as of the Effective Date and shall continue for a period of three (3) years thereafter (the “Employment Term”), subject to earlier termination pursuant to the terms of this Agreement.

3. DUTIES AND RESPONSIBILITIES.

a) Executive shall serve as the Laboratory Director and Medical Director of Precision Pathology Laboratory Services, LLC, a Texas limited liability company (“PPLS”), a subsidiary of the Company. In his capacity as Laboratory Director and Medical Director, Executive shall have such duties, authority and responsibility as is typically required of such position.

b) Executive shall faithfully serve the Company and perform the duties under this Agreement to the best of Executive’s abilities.

c) Executive shall comply with any and all (i) rules and regulations of applicable regulatory, self-regulatory, and administrative bodies and (ii) rules, procedures, policies, requirements, and directions.

d) The parties hereto recognize that Executive will serve as a director on the Company’s board of directors (the “Board”), until he shall resign, die or be removed in accordance with the governance documents of the Company, for such additional compensation as provided to members of the Board. Any and all references in this Agreement to decisions that are to be made by the Company or at the discretion or judgment of the Company shall be interpreted to mean that of the Board, provided however, Executive shall NOT take part in any such decisions or the deliberations in his capacity as a member of the Board related to: (i) Executive, (ii) Executive’s duties, or (iii) any decision that is currently, or could later become, in conflict with the business or personal interests of Executive, including but not limited to, any and all decisions related to Village Oaks Pathology Services, P.A., a Texas professional association, an entity for which Executive serves, and shall continue to serve, as its President.

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e) During the Employment Term, Executive shall devote such time and effort as is required to perform his duties and to discharge his responsibilities hereunder in a manner that will faithfully and diligently further the business and interest of the Company and PPLS. Notwithstanding the foregoing and subject to the provisions of Section 7, Executive may have other employment to the extent it does not unreasonably interfere with his duties as the Laboratory Director and Medical Director of PPLS, and be compensated for such employment as a medical physician. Executive shall advise the Company of such employment in a timely manner.

4. COMPENSATION AND BENEFITS.

a) BASE SALARY. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $333,333.34 per year (“Base Salary”). Such Base Salary shall be paid in accordance with the Company’s standard payroll practice for Executives, less all applicable withholding for income and employment taxes.

b) EXPENSE REIMBURSEMENT. The Company shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with the Company’s customary practices applicable to Executives, provided that such expenses are incurred and accounted for in accordance with the Company’s policy. To the extent any reimbursements due to Executive under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

c) BENEFIT PLANS. Executive shall be eligible to participate in or receive benefits under any pension plan, profit sharing plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other benefit plan or arrangement generally made available by the Company to Executives of similar status and responsibilities in accordance with the terms and conditions of each plan.

d) VEHICLE. During the Employment Term, Executive shall have the use of the 2018 Mercedes Benz S560, Texas License Plate No. PK2 4056 owned by PPLS which he is in possession of on the Effective Date. Executive shall be responsible for all fuel, maintenance and repairs of the vehicle; however, the Company will provide Executive a monthly automobile allowance in the amount of $400.00/month to support covering those expenses.

5. TERMINATION OF EMPLOYMENT. Executive’s employment hereunder (i) shall be automatically terminated upon the Executive’s death or if Executive becomes Totally Disabled (as defined below), and also (ii) may be terminated by the Company for Cause (as defined below). Executive may terminate his employment by providing the Company with not less than sixty (60) days prior written notice.

6. COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT.

a) TERMINATION COMPENSATION. In the event that Executive’s employment is terminated for any reason, Executive, or in the event of Executive’s death Executive’s beneficiary or estate, shall be entitled to the following compensation and benefits upon such termination:

i)	continued payment of the Executive’s Base Salary for the remainder of the Employment Term, paid in accordance with the regular payroll practices of the Company and less all applicable withholding for income and employment taxes, commencing on the first scheduled payroll date following Executive’s termination and continuing on each scheduled payroll date thereafter through the end of the Employment Term;

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ii)	any accrued but unpaid expenses as of the date of termination that are eligible for reimbursement shall be paid in accordance with Section 4(b) of this Agreement and the terms of the Company’s reimbursement policy;

iii)	any accrued but unused vacation as of the date of termination which shall be paid in a cash lump sum within 60 days following the date of termination; and

iv)	any benefits to which Executive may be entitled as of the date of termination under the plans, policies and arrangements referred to in Section (4)(c) hereof as determined and paid in accordance with the terms of such plans, policies and arrangements. For the avoidance of doubt, Executive shall cease participation in all benefit plans, policies, and arrangements as of Executive’s date of termination.

Notwithstanding as otherwise provided above, if the Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” and the “Code”, respectively) as of the Executive’s date of termination, payments to which the Executive would otherwise be entitled to receive pursuant to this Section 6(a) during the first six months following the date of termination shall be accumulated and paid on the Specified Employee Payment Date (as defined in Section 6(d)) to the extent required to comply with Section 409A.

b) DEFINITIONS. For purposes of this Agreement, the following defined terms shall have the meanings set forth below.

i)	Executive shall be considered “Totally Disabled” if the Executive is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income or replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) shall be deemed disabled if the Executive is determined to be totally disabled by the Social Security Administration.

ii)	“Cause” shall mean: a) the loss, revocation, failure to renew or failure to file for renewal of Executive’s license to practice medicine in the state of Texas; b) Executive’s failure to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness) if Executive fails to cure such failure within thirty (30) days after receipt from Company of written notice specifying the failure; c) Executive’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case, injurious to the business or reputation of the Company or its affiliates; d) Executive’s embezzlement, misappropriation, fraud or other intentional tort, whether or not related to the Executive’s employment with the Company; or e) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude.

c) NO OTHER BENEFITS OR COMPENSATION. Except as may be specifically provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Executive at the time of Executive’s termination or resignation of employment, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

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d) SECTION 409A – GENERAL COMPLIANCE. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided for under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments, and each payment provided under this Agreement shall be treated as a separate payment within the meaning of Section 409A. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, if any payment or benefit provided to the Executive in connection with termination of his employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of such termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments will be paid without delay in accordance with their original schedule. The Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A, and Executive acknowledges and agrees that Executive is solely responsible for any and all obligations arising as a result of the tax consequences associated with any payment under this Agreement, including without limitation, any taxes, interest or penalties associated with Section 409A.

e) SECTION 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if (1) Executive is a “Disqualified Individual” (as defined in Section 280G of the Code and any applicable regulations thereunder (“Section 280G”)) and (2) any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control (as defined below) or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) constitute “parachute payments” within the meaning of Section 280G of the Code (all such payments collectively referred to herein as the “280G Payments”) and would, but for this Section 6(e) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to Executive will be subject to the Excise Tax, if and only if such reduction produces a better net after-tax position (taking into account any applicable Excise Tax and any applicable income tax) than if the total payments owed to Executive were paid in full and subject to such tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis. As used in this Section (6)(e), a “Change in Control” shall mean a transaction that constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, in each case with the meaning of such term under Section 280G.

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7. RESTRICTIVE COVENANTS.

a) COMPETITIVE ACTIVITY. Executive covenants and agrees that at all times during Executive’s period of employment with the Company or while Executive is receiving payment pursuant to Section 6 of this Agreement (“Restricted Period”), Executive will not, directly or indirectly, engage in, participate in, or permit his name to be used by any enterprise engaging in or participating in, any business located in the United States of America that is engaged in the same or substantially the same business as that conducted and carried on by the Company or PPLS, without the Company’s prior written consent to do so. Notwithstanding the foregoing, the Executive may continue to be engaged as a physician providing pathology services to patients of Village Oaks Pathology Services, P.A. a Texas professional association.

b) If, at the time of enforcement of any of the provisions of this Section 7, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then Executive and the Company agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area. It is further agreed that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or geographical area permitted by applicable law. In the event of a breach or violation by Executive of this Section 7, the Restricted Period with respect to Executive shall be tolled until such breach or violation has been duly cured by Executive.

c) PROTECTED INFORMATION. Executive recognizes and acknowledges that Executive has had and will continue to have access to various confidential or proprietary information concerning the Company of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like (collectively, the “Protected Information”). Executive therefore covenants and agrees that Executive will not at any time, either while employed by the Company or afterwards in perpetuity, knowingly make any independent use of, or knowingly disclose to any other person or entity (except as authorized by the Company) any of the Protected Information.

8. ENFORCEMENT OF COVENANTS.

a) TERMINATION OF EMPLOYMENT AND FORFEITURE OF COMPENSATION. Notwithstanding anything herein to the contrary, Executive agrees that any breach by Executive of any of the covenants set forth in Section 7 hereof shall be grounds for immediate termination of Executive and will result in the forfeiture of all compensation and benefits otherwise which were due or may have become due to Executive.

b) RIGHT TO INJUNCTION. Executive acknowledges that a breach of the covenants set forth in Section 7 hereof will cause irreparable damage to the Company with respect to which the Company’s remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in this section by Executive, Executive and the Company agree that the Company shall be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or equity: injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction.

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c) SEPARABILITY OF COVENANTS. The covenants contained in Section 7 hereof constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. lf in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 7 exceed the time, geographic, or occupational limitations permitted by applicable laws, Executive and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Executive and the Company further agree that the covenants in Section 7 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 7.

9. WITHHOLDING OF TAXES.

The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

10. NON-DISCLOSURE OF AGREEMENT TERMS.

Executive agrees that Executive will not disclose the terms of this Agreement to any third party other than Executive’s immediate family, attorney, accountants, or other consultants or advisors providing advice or counsel with regard to this Agreement, or otherwise as may be required by any governmental authority.

11. ASSIGNMENT.

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive.

12. ENTIRE AGREEMENT; AMENDMENT.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company or any of its affiliates relating to the terms of Executive’s employment by the Company. It may not be amended except by a written agreement signed by both parties.

13. GOVERNING LAW; VENUE.

a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, applicable to agreements made and to be performed in that State, without regard to its conflict of law provisions.

b) THE PARTIES HERETO AGREE THAT ALL DISPUTES, ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN THE FEDERAL AND STATE COURTS LOCATED IN SAN ANTONIO, BEXAR COUNTY, TEXAS (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HERETO HEREBY CONSENTS AND SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. VENUE

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14. NOTICES.

All notices, requests, consents, claims, demands, waivers and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14 ):

To the Company:	bioAffinity Technologies, Inc. 22211 West I-10, Suite 1206 San Antonio, Texas 78257 Attn: Maria Zannes, President and Chief Executive Officer

To Executive:	At the address for Executive set forth below.

With a copy (which shall not constitute notice) to:	Pulman, Cappuccio & Pullen, LLP 2161 N.W. Military Highway, Suite 400 San Antonio, Texas 78213 Attention: James Cheslock Email: jcheslock@pulmanlaw.com

15. MISCELLANEOUS.

a) INTENDED THIRD PARTY BENEFICIARY. Notwithstanding any provision herein to the contrary, the parties to this Agreement agree that it is appropriate, in furtherance of the intent of such parties as set forth herein, that PPLS receives the benefit of the provisions of this Agreement as an intended third party beneficiary of this Agreement, entitled to enforce any rights hereunder for its benefit.

b) WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the tight thereafter to insist upon strict adherence to that term or any other term of this Agreement.

c) SEPARABILITY. Subject to Section 8 hereof, if any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

d) HEADINGS. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

e) RULES OF CONSTRUCTION. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

f) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one and the same Agreement. A signature, including a digital or electronic signature, by a party to this Agreement on a copy of this Agreement delivered by facsimile, .pdf, DocuSign, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

COMPANY:

bioAffinity Technologies, Inc.

By:	/s/ Maria Zannes
Maria Zannes,
President & Chief Executive Officer

EXECUTIVE:

/s/ Roby Joyce, M.D.
Roby Joyce, M.D.

Address:
1092 Madeline Street
New Braunfels, Texas 78132

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